Rio de Janeiro, December 7, 2016.

BM&FBovespa S.A.—Securities, Commodities and Futures Exchange (BM&FBOVESPA—Bolsa de Valores, Mercadorias e Futuros)

Attn:   Nelson Barroso Ortega

            Superintendence of Corporate Monitoring

c/c.:

CVM—Brazilian Securities and Exchange Commission (CVM—Comissão de Valores Mobiliários)

Attn:   Mr. Fernando Soares Vieira – Superintendent of Corporate Relations

            Mr. Francisco José Bastos Santos – Superintendent of Market and Intermediaries Relations

Re: Official Letter 3358/2016-SAE/GAE 2

Request for clarifications about news article published in the press

Dear Sirs,

In response to Official Letter 3358/2016-SAE/GAE 2 sent by BM&FBovespa S.A. – Securities, Commodities and Futures Exchange (“Official Letter”), which requests that Oi S.A. – In Judicial Reorganization (“Company” or (“Oi”) provide clarification with respect to the news article published by the newspaper O Estado de São Paulo, on December 6, 2016, as transcribed below, the Company clarifies the following:

“December 6, 2016

3358/2016-SAE/GAE 2

Oi S.A.

Attn.: Mr. Ricardo Malavazi Martins

Investor Relations Officer

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro - CEP 22430-190

State of Rio de Janeiro

www.oi.com.br

Re: Request for clarification about news article published in the press

Dear Sirs,

A news article published by the newspaper O Estado de São Paulo on December 6, 2016, states, among other information, that:

✓  the American fund Cerberus made a proposal to Oi;

✓  the offer, though still with no value, has similar features as the one made by Egyptian billionaire Naguib Sawiris;

✓  Cerebus is already conducting due diligence for a possible investment into the operator.

✓  the Egyptian Sawiris, however, is closer to a solution to revive Oi.

We did not identify this information in the documents sent by the company through the Empresas.NET system. If this is not the case, please provide the document and the pages containing this information and the date and time when they were sent.

We note that the company should disclose periodic and ongoing information, as well as other information that would be of interest to the market, through the Empresas.NET system, ensuring full and immediate disclosure and fair treatment to investors and other market participants.

That said, we request clarification on the items discussed above, confirming or denying, as well as providing other information deemed important, by December 7, 2016, subject to the provisions of the sole paragraph of Article 6 of CVM Instruction No 358/02.

The company’s response shall be made through the IPE System, Category: “Material Fact” or Category: “Notice to the Market,” Type: “Clarifications on CVM/BOVESPA consultations,” followed by Subject: “News published in the press,” which will result in the simultaneous transmission of the filing to the BM&FBOVESPA and the CVM.

We emphasize the obligation under the sole paragraph of Article 4 of CVM Instruction No. 358/02 to request information from the directors and controlling shareholders of the company to determine whether they have knowledge of information that should be disclosed to the market.

The content of the above inquiry must be transcribed before the company’s response in the file to be sent.

This request falls under the Cooperation Agreement signed by the CVM and BM&FBOVESPA on December 13, 2011, and non-compliance may subject the company to the possible application of fines by the Superintendence of Corporate Relations (Superintendência de Relações com Empresas—SEP) of the CVM, respecting the provisions of CVM Instruction No. 452/07.

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro - CEP 22430-190

State of Rio de Janeiro

 www.oi.com.br

Sincerely,”

Oi clarifies that it was approached by representatives of the Cerberus fund with the intent of assessing opportunities with Oi, both parties having signed a confidentiality agreement to exchange information. As of this date, however, no proposal has been made to the Company regarding a potential transaction.

Oi clarifies further that it was never approached by Mr. Naguib Sawiris or his representatives with respect to any matter.

Sincerely,

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro - CEP 22430-190

State of Rio de Janeiro

 www.oi.com.br